Free Writing Prospectus pursuant to Rule 433 dated December 27, 2023

Registration Statement No. 333-269296

Market Linked Notes —Leveraged Upside Participation and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due August 4, 2027

Summary of Terms		Hypothetical Payout Profile*
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)

Hypothetical Underlier Return
Hypothetical Note Return
150%
100%
50%
0%
-50%
-100%
Note Return at Maturity
120% of Underlier return
-100%
-50%
0%
50%
100%
Underlier Return at Maturity

* assumes an upside participation rate of 120%.

If the ending level is less than the starting level, you will not receive any positive return on the notes.

You should read the accompanying preliminary pricing supplement dated December 27, 2023, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated December 27, 2023
●
WFS Product Supplement No. 4 dated February 24, 2023
●
Underlier supplement no. 38 dated December 21, 2023
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

Market measure:	EURO STOXX 50® Index (the “underlier”)
Pricing date:	expected to be January 30, 2024
Issue date:	expected to be February 2, 2024
Calculation day:	expected to be July 30, 2027
Stated maturity date:	expected to be August 4, 2027
Starting level:	the closing level of the underlier on the pricing date
Ending level:	the closing level of the underlier on the calculation day
Underlier return:	ending level – starting level starting level
Upside participation rate:	at least 120%
Payment amount at maturity (for each $1,000 face amount of your notes):	• if the ending level is greater than the starting level: $1,000 plus: $1,000 × underlier return × upside participation rate; or • if the ending level is less than or equal to the starting level: $1,000
Underwriting discount:

up to 3.325% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. WFS will receive the underwriting discount of up to 3.325% of the aggregate face amount of the notes sold. The agent may resell the notes to Wells Fargo Advisors (“WFA”) at the original issue price of the notes less a concession of 2.25% of the aggregate face amount of the notes. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a note WFA sells.

CUSIP:	40057XNB7
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement

* In addition, in respect of certain notes sold in this offering, GS&Co. may pay a fee of up to 0.10% of the aggregate face amount of the notes sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

The estimated value of your notes at the time the terms of your notes are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your notes.

The notes have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 38, WFS product supplement no. 4 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 38, WFS product supplement no. 4 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 38, WFS product supplement no. 4 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 4, accompanying underlier supplement no. 38, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 4, accompanying underlier supplement no. 38, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 4, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 38, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other Than the Determination Date
▪
You May Receive Only the Face Amount of Your Notes at Maturity
▪
Your Notes Do Not Bear Interest
▪
You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

Additional Risks Related to Underlier

▪
An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

For details about the license agreement between the underlier sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index” on page S-36 of the accompanying underlier supplement no. 38.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.